Exhibit 99.1

Strategic Turnaround Equity Partners, LP (Cayman)
c/o GCM Administrative Services, LLC
720 Fifth Avenue, 10th Floor
New York, NY 10019

August 23, 2010

FACSIMILE, EMAIL and
CERTIFIED MAIL (RETURN RECEPT REQUESTED)

United American Healthcare Corporation
300 River Place, Suite 4950
Detroit, Michigan 48207-5062
Attn: Secretary and Investor Relations Department

Dear Sir/madam:

Strategic Turnaround Equity Partners, LP (Cayman) (the "Notifying Shareholder"), attached as Appendix A is information regarding three individuals (each, a "Nominee" and collectively the "Nominees") that the Notifying Shareholder has requested to be included as a Nominee for Director in the Company's proxy materials relating to its 2010 Annual Meeting of Shareholders. Attached as Appendix B is the consent of each Nominee to (i) be named in the Company's proxy materials as a nominee for Director and (ii) serve as a member of the Board of Directors of the Company if elected.

The Notifying Shareholder is the record owner of 100 shares of the Company's common stock as of the date hereof. In addition, the Notifying Shareholder is the beneficial owner of 464,549 shares of the Company's common stock as of the date hereof. These shares were acquired by the Notifying Shareholder in the open market at various times and from time to time prior to the date hereof. In addition, each of the Nominees beneficially owns (and may be deemed to beneficially own) additional common shares of the Company, as described in Appendix A.

The Notifying Shareholder will attend the Annual Meeting of Shareholders in person or by proxy.

There are no arrangements and understandings between the Notifying Shareholder and the Nominee and any other person related to the nomination.

Very truly yours,

Strategic Turnaround Equity Partners, LP (Cayman)

By:	/s/ Gary Herman
Gary Herman, Managing Member
GCM Administrative Services, LLC
Investment Advisor

August 23, 2010

Appendix A
Information Regarding Nominees

Howard Brod Brownstein

Name: Howard Brod Brownstein

Age: 59

Business Address:      441 East Hector Street, Suite 205, Conshohocken, PA 19428

Residence Address:   1460 Conshohocken State Road, Villanova, PA 19085 Principal Occupation or Employment: President, Brownstein Corp.

Number of shares of common stock of the Company beneficially owned by Mr. Brownstein: Mr. Brownstein may be deemed to beneficially own an additional 0 common shares of the Company that are held of record by the Notifying Shareholder.

Basis for determination of independence, as defined under Nasdaq's listing standards for independent directors in general and with respect to audit committee members:

To the best of our knowledge after due inquiry, Mr. Brownstein does not have, and has at no time ever had, any business or other relationship with the Company, and of its subsidiaries or affiliates, or any of their respective customers or competitors, or any other relationship that could reasonably be deemed to interfere with the exercise by him of independent judgment in carrying out the responsibilities of a director. Further, Mr. Brownstein has not been a party to any transaction, and has not had any relationship or arrangement, that is contemplated by Nasdaq Rule 4200(a)(15). In addition, Mr. Brownstein:

(i) meets the criteria for independence set forth in rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(ii) has not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and

(iii) is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement.

Further, Mr. Brownstein (A) has not accepted any consulting, advisory or other compensatory fee from the Company; and (B) is not an "affiliated" person of the Company or any subsidiary of the Company, within the meaning of Rule 10A-3(e) of the Exchange Act.

Membership on Board of Directors of other entities: Mr. Brownstein is a member of the board of directors of P&F Industries and Betsey Johnson, LLC.

August 23, 2010

Information with respect to direct or indirect transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the Noting  Shareholder: None, except as provided herein.

Other information relating to the Nominee that the Company would be required to disclose in the its proxy statement if it were to solicit proxies for the election of the Nominee as one of the Company's directors that is required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission or the Exchange Act:

Mr. Brownstein is a nationally-known turnaround and crisis management professional, and is the President of Brownstein Corp., which provides turnaround management and advisory services to companies and their stakeholders, as well as investment banking services, fiduciary services, and litigation consulting, investiga-tions and valuation services. He was previously a Founding Principal of NachmanHaysBrownstein, Inc. where, in addition to leading turnaround assignments for its clients, advising senior management and fulfilling a senior management role, he had overall responsibility for the firm's transactional activities and for the mar-keting of its services to clients. He has served as Financial Advisor to Debtors and to lenders and Creditor Committees in bankruptcy proceedings, and as a litigation expert in several cases including the landmark Mer-ry-Go-Round bankruptcy, as well as in Tower Automotive and American Business Financial Services.

Mr. Brownstein recently served as Chief Restructuring Officer in U.S. Mortgage which involved a $138 mil-lion mortgage fraud, and led the Plan Administrator team in Montgomery Ward LLC, the largest retail liquida-tion in history. He serves on the Board of Betsey Johnson LLC, a well-known privately-held designer and re-tailer of women's apparel through 70 stores and outlets, with equity sponsor Castanea Partners, and on the Board of P&F Industries (NasdaqGM: PFIN), a $50Mil publicly-held manufacturer and importer of air-powered tools and various residential hardware. He previously served on the Board of Directors of Special Metals Corporation, a $1 billion nickel alloy producer, where he also chaired the Audit Committee and which was sold in 2006 at a substantial gain, and on the Board and Audit Committee of Magnatrax Corporation, a $500 million manufacturer of metal buildings, which was similarly sold in 2007.

Mr. Brownstein also served as Chair of the Board of Trustees of the National Philanthropic Trust, among the fastest-growing charities and largest grant-making institutions nationally (over $1 billion to date), and the largest independent provider of donor advised funds with over $700 million under management.

Previously, Mr. Brownstein was Managing Director of Enprotech Corp., a wholly owned subsidiary of ITO-CHU (formerly C. Itoh), one of the world's largest companies. Enprotech acted as ITOCHU's acquisition and holding company for engineering service and product businesses with over $1 billion in assets. Mr. Brownstein has served in several senior executive and board positions, including CEO and COO of The Stone Group, a leading multinational manufacturer of comfort and safety equipment for the passenger rail industry with operations in the United States, Spain and England. Prior to becoming a turnaround management consul-tant, Mr. Brownstein also served on the Board of a regional bank and founded a metals trading firm.

August 23, 2010

Mr. Brownstein is a Certified Turnaround Professional (CTP). He has served on the International Board of Directors of the Turnaround Management Association (TMA) and its Executive Committee, and chaired its Audit Committee. Mr. Brownstein received TMA's "Outstanding Individual Contribution" award in 2007. He is also a member of the Board of the American Bankruptcy Institute (ABI) and co-chaired its Mid Atlantic region, and serves on the Governing Board of the Commercial Finance Association (CFA) Education Founda-tion. Mr. Brownstein is a frequent speaker at professional and educational programs, including at Harvard Business School, Villanova Law School, Northeastern University, ABI, the American Bar Association, and TMA. He has authored over thirty articles, and has served on the Editorial Board of The Journal of Corporate Renewal, and serves as a Contributing Editor of abfJournal.

Mr. Brownstein is a graduate of Harvard University, where he obtained J.D. and M.B.A. degrees, and of the University of Pennsylvania, where he obtained B.S. and B.A. degrees from the Wharton School and the College of Arts and Sciences. Mr. Brownstein is admitted to the bars of Pennsylvania, Massachusetts and Florida, but does not actively practice law. He also served in the U.S. Air Force Reserve attaining the rank of First Lieutenant in the Medical Service Corps.

August 23, 2010

Appendix B
Consent of Nominees

HOWARD BROD BROWNSTEIN
441 East Hector Street, Suite 205
Conshohocken, PA 19428

August 23, 2010

United American Healthcare Corporation
300 River Place, Ste 4950
Detroit, M148207
Attn: Nominating Committee

1. I hereby consent to being named as a nominee to the board of directors of United American Healthcare Corporation (the "Company") in the Company's proxy statement relating to its next annual meeting of shareholders; and

2. I hereby consent to serving as a member of the Company's Board of Directors if elected.

Very truly yours

/s/ Howard Brod Brownstein
Howard Brod Brownstein